CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 28, 2012 relating to the financial statements and financial highlights which appears in the October 31, 2012 Annual Report to Shareholders of Thomas White International Fund, Thomas White Emerging Markets Fund, and Thomas White American Opportunities Fund (separate portfolios constituting Lord Asset Management Trust, hereafter referred to as the “Funds”) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the captions “Independent Registered Public Accounting Firm”, “Financial Statements”, and “Financial Information” in such Registration Statement.

Chicago, IL

February 27, 2013